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ING U.S. Investment Management

Client Talking Points	July 2013

ING DFA Global Allocation Portfolio Update

On May 23, 2013, the Board of Directors (the “Board”) of ING DFA Global Allocation Portfolio (the “Portfolio”) approved a liquidation to become effective September 6, 2013.

•                  What is happening?

•                  The proposed liquidation is subject to approval by shareholders of the Portfolio.

•                  A proxy statement detailing the proposed liquidation is expected to be mailed to the Portfolio’s shareholders on or about July 17, 2013.

•                  A shareholder meeting for the proposed liquidation is scheduled to be held on or about August 20, 2013.

•                  The Portfolio will notify its shareholders if shareholder approval of the proposed liquidation is not obtained.

•                  It is expected that the liquidation will take place on or about September 6, 2013.

•                  Shareholders will receive additional communication from the Portfolio providing information regarding the exchange options.

•                  Why is a liquidation proposed?

•                  Since inception, the Portfolio has been less popular with the public than originally anticipated.

•                  The Portfolio has failed to garner and maintain sufficient assets to reach scale and management does not anticipate that the Portfolio will be able to attract sufficient additional assets in the forseeable future maintain viability.

•                  As of March 31, 2013, the Portfolio had approximately $13 million in assets under management of which $8.6 million was capital provided by the adviser, Directed Services LLC (the “Adviser”), or its affiliates.

•                  Consequently, the Adviser determined that maintaining the Portfolio at its current asset levels would not be beneficial in the long term to shareholders.

•                  In evaluating alternatives for the Portfolio, management considered reorganization and liquidation options for the Portfolio, the Adviser determined that the estimated costs of merging the Portfolio into another fund, relative to the asset size of the Portfolio, would be significant and outweigh the benefits (to both the Portfolio and the Adviser) of conducting such a merger transaction.

•                  Accordingly, the Adviser recommended and the Board agreed that the Portfolio should be liquidated and dissolved.

For financial professional use only.  Not for inspection by, distribution or quotation to, the general public.

For financial professional use only.  Not for inspection by, distribution or quotation to, the general public.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.  For information regarding the Portfolio please call ING Funds toll free at 1-800-992-0180.

This information is proprietary and cannot be reproduced or distributed. Certain information may be received from sources ING Investment Management U.S. U.S. (“ING U.S. IM”) considers reliable; ING U.S. IM does not represent that such information is accurate or complete. Certain statements contained herein may constitute “projections,” “forecasts” and other “forward-looking statements” which do not reflect actual results and are based primarily upon applying retroactively a hypothetical set of assumptions to certain historical financial data. Actual results, performance or events may differ materially from those in such statements. Any opinions, projections, forecasts and forward looking statements presented herein are valid only as of the date of this document and are subject to change. Nothing contained herein should be construed as (i) an offer to buy any security or (ii) a recommendation as to the advisability of investing in, purchasing or selling any security. ING U.S. IM assumes no obligation to update any forward-looking information. Past performance is no guarantee of future results.

Your clients should consider the investment objectives, risks, charges and expenses of the Fund carefully before investing. For a free copy of the Portfolio’s prospectus, which contains this and other information, visit us at www.ingfunds.com or call ING Funds at 1-800-992-0180. Please instruct your clients to read the prospectus carefully before investing.

CID - 6920